Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-8 (Nos. 333-191422, 333-185464, and 333-177587) of Berkshire Hills Bancorp, Inc. of our report dated March 1, 2019, relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP
New York, New York
March 1, 2019